EXECUTION VERSION SEPARATION AND TRANSITION AGREEMENT This Separation and Transition Agreement (the “Agreement”), dated as of January 21, 2023, is entered into between Ventas, Inc. (together with its subsidiaries and affiliates, the “Company”) and John D. Cobb (“Employee”) (the Company and Employee will be collectively referred to hereinafter as the “Parties,” and each, a “Party”). WHEREAS, Employee is employed by the Company; WHEREAS, Employee and the Company are party to that certain Employee Protection and Noncompetition Agreement, dated as of October 21, 2013, as amended on December 8, 2017 (the “Employee Protection Agreement”) and to certain award agreements (the “Award Agreements”) governing Employee’s Company equity awards that are outstanding on the date hereof (the “Company Equity Awards”); WHEREAS, Employee and the Company have mutually agreed that Employee will cease serving as Executive Vice President and Chief Investment Officer effective as of January 23, 2023 (the “Transition Date”), and will continue employment as a senior advisor for a transition period ending on February 15, 2023 (the “Termination Date”), at which time Employee’s employment with the Company will terminate; WHEREAS, the Parties seek to agree on the terms of Employee’s separation from employment with the Company as set forth herein; NOW THEREFORE, the Parties mutually understand and agree as follows: 1. Separation from Employment. (a) As of the Transition Date, Employee will no longer serve as Executive Vice President and Chief Investment Officer of the Company. Effective as of the Transition Date, Employee hereby resigns from, and will cooperate with the Company to perform all acts and execute all additional documents that may be reasonably required to resign from, any and all appointments and memberships that Employee holds as an officer or as a member of the boards of directors, boards of managers, and other similar governing boards or bodies of the Company. (b) During the period from the Transition Date through the Termination Date (the “Transition Period”), Employee will continue employment with the Company as a senior advisor. In such role, Employee will remain reasonably available as required to substantially carry out Employee’s duties and responsibilities, and will provide such services as are requested by the Company’s Chief Executive Officer in order to ensure an orderly transition of Employee’s duties and responsibilities. During the Transition Period, Employee will continue to receive his annual base salary at the rate in effect on the date hereof, will continue to participate in employee benefit plans of the Company in accordance with their terms, and will remain eligible to vest in Company Equity Awards in accordance with the Award Agreements. Employee will not be eligible for an annual bonus in respect of fiscal year 2023. Employee’s service as a senior advisor will automatically terminate on the

2 Termination Date, provided that either Employee or the Company may terminate Employee’s service as a senior advisor for any reason by providing 5 days’ notice to the other party in writing or by email, and the Company may terminate Employee’s service as a senior advisor immediately for Cause (as defined in the Employee Protection Agreement). 2. Separation Benefits. (a) If (i) Employee signs this Agreement and the Bring-Down Release (as defined below) and both this Agreement and the Bring-Down Release become effective and irrevocable, (ii) Employee performs all duties reasonably assigned to him during the Transition Period, and no circumstances constituting Cause exist as of the Termination Date, then Employee’s separation from employment with the Company on the Termination Date will be a termination without Cause for purposes of the Employee Protection Agreement and the Award Agreements, which will result in Employee becoming entitled to receive the payments and benefits set forth in such agreements, as summarized in Annex A attached hereto. (b) Subject to Employee’s compliance with the requirements set forth in Section 2(a) above and in consideration of Employee’s agreement to the extension of his nonsolicit and nonhire covenants pursuant to Section 7 below, each of Employee’s outstanding, fully vested stock option awards, which are listed on Annex B attached hereto, will remain exercisable until the expiration of its original term (as set forth on Annex B hereto), notwithstanding the terms of the applicable Award Agreement. The Parties agree that this Section 2 and Annex A, taken together, constitute a complete and accurate summary of all payments and benefits to which Employee is entitled under this Agreement, the Employee Protection Agreement and the Award Agreements on a termination without Cause. The Parties further agree that Annex B is a complete and accurate summary of all of Employee’s outstanding Company equity awards as of December 31, 2022. 3. Waiver and Release. For valuable consideration from the Company, receipt of which is hereby acknowledged, Employee waives, releases, and forever discharges the Company and its current and former parents, subsidiaries, affiliates, divisions, shareholders, owners, members, officers, directors, attorneys, agents, employees, insurers, successors, and assigns, and the Company’s parents’, subsidiaries’, and affiliates’ divisions, shareholders, owners, members, officers, directors, attorneys, agents, employees, insurers, successors, and assigns (collectively referred to as the “Company Releasees”) from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, that arise on or before the date that Employee executes this Agreement, which Employee has or may have against the Company and/or the Company Releasees, including, without limitation, any rights, causes of action, claims, or demands relating to or arising out of the following: (a) anti-discrimination, anti-harassment, and anti-retaliation laws, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and Executive Order 11141, which prohibit employment discrimination based on age; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. §1981), the Equal Pay Act, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex (including sexual harassment or sexual abuse); the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; the Americans With Disabilities Act and §§503 and 504 of the

3 Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting employment or wage discrimination; (b) other employment laws, such as the Worker Adjustment and Retraining Notification Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; state laws which regulate wage and hour matters, including all forms of compensation, vacation pay, sick pay, compensatory time, overtime, commissions, bonuses, and meal and break periods; state family, medical, and military leave laws, which require employers to provide leaves of absence under certain circumstances; the Sarbanes Oxley Act; and any other federal, state, or local laws relating to employment which—to the extent Employee performed work for the Company in West Virginia—would include, without limitation, the West Virginia Human Rights Act, the California Fair Employment and Housing Act which prohibits unlawful discrimination, harassment and retaliation in employment and housing and—to the extent Employee performed work for the Company in New Jersey—would include, without limitation, the New Jersey Conscientious Employee Protection Act; (c) tort, contract, and quasi-contract claims, such as claims for wrongful discharge, physical or personal injury, sexual harassment or sexual abuse, intentional or negligent infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, unjust enrichment, promissory estoppel, breach of covenants of good faith and fair dealing, negligent hiring, negligent supervision, negligent retention, and similar or related claims; and (d) all remedies of any type, including, without limitation, damages and injunctive relief, in any action that may be brought on Employee’s behalf against the Company and/or the Company Releasees by any government agency or other entity or person. Employee understands that Employee is releasing claims about which Employee may not know anything at the time Employee executes this Agreement. Employee acknowledges that it is Employee’s intent to release such unknown claims, even though Employee recognizes that someday Employee might learn new facts relating to Employee’s employment or learn that some or all of the facts Employee currently believes to be true are untrue, and even though Employee might then regret having signed this Agreement. Nevertheless, Employee acknowledges Employee’s awareness of that risk and agrees that this Agreement shall remain effective in all respects in any such case. Employee expressly waives all rights Employee might have under any laws intended to protect Employee from waiving unknown claims. 4. Excluded Claims. Notwithstanding anything to the contrary in this Agreement, the waiver and release contained in this Agreement shall exclude awards to Employee from or by a government agency for providing information, as well as (a) any rights to payments and benefits under this Agreement; (b) any right to payment of any vested benefits to which Employee may be entitled under a Company sponsored tax qualified retirement or savings plan and any rights to vested stock options previously granted by the Company; (c) any rights or claims that may arise after the date on which Employee executes this Agreement; (d) any rights or claims to

4 indemnification, and/or defense under any of the Company’s certificates of incorporation, bylaws and/or policies or procedures, or under any insurance contract, in connection with Employee’s acts and omissions within the course and scope of Employee’s employment with the Company; or (e) any rights or claims that cannot be released under applicable law, such as unemployment insurance claims and worker’s compensation claims (excluding claims under any worker’s compensation law for discriminatory/retaliatory termination, which are included in the release). 5. Bring-Down Release. Employee agrees to ratify and confirm the release and waiver set forth in this Agreement by signing the release and waiver attached hereto as Annex C (the “Bring-Down Release”), on, or within twenty-one (21) days following, the Termination Date as an express condition to receiving any of the benefits under this Agreement. 6. Duty to Cooperate. During or subsequent to the Transition Period, Employee will to assist in the defense of the Company’s interests in pending or threatened litigation and any other administrative and regulatory proceedings which currently exist or which may arise in the future and involve the conduct of the Company’s business activities during the period of Employee’s employment as Executive Vice President and Chief Investment Officer with the Company. 7. Confidentiality; Non-Competition; Non-Solicitation; Non-Disparagement. Employee acknowledges that he remains bound by the restrictive covenants as set forth in Section 3 of the Employee Protection Agreement. By signing this Agreement, Employee agrees that the restricted period during which the nonsolicit and nonhire covenants set forth in Sections 3(b)(i) and 3(b)(ii) of the Employee Protection Agreement apply to Employee shall be extended from 12 months to 18 months following Employee’s termination of employment. For ease of reference, such covenants, as modified by this Section 7, are set forth in Annex D attached hereto. The “Restricted Period,” as defined in Annex D attached hereto, shall begin on the Termination Date (or upon Employee’s earlier termination of employment with the Company for any reason). 8. Right to Communicate. (a) Notwithstanding any provision of this Agreement or any other agreement executed by Employee to the contrary, there shall be no restriction on Employee’s ability to (i) speak with law enforcement, the United States Equal Employment Opportunity Commission, or any a state or local agency charged with the investigation or enforcement of equal employment opportunity (including, without limitation, the Illinois Department of Human Rights), or an attorney retained by Employee; (ii) report violations of any law or regulation to, or initiate, testify, assist, comply with a subpoena from, or participate in any manner with an investigation conducted by, an appropriate local, state, or federal agency; (iii) otherwise provide truthful testimony or information pursuant to subpoena, court order, or similar legal process; (iv) otherwise engage in whistleblower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder, including, without limitation, Rule 21F-17; or (v) file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Employee is entitled. (b) In addition, 18 U.S.C. §1833(b) provides, “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government

5 official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement, any other agreement executed by Employee, or any Company policy is intended to conflict with this statutory protection. 9. Waiver of Future Employment with the Company. Employee agrees that, while Employee may apply for future positions with the Company, Company has no obligation to hire or rehire Employee at any time in the future. Employee forever releases, waives, and relinquishes any right or claim to be hired by, or to reinstatement with, the Company. Employee agrees that this Agreement is a lawful, non-discriminatory, and non-retaliatory basis upon which the Company may refuse to hire or rehire Employee. 10. Consideration. Employee acknowledges that the payments and benefits set forth in the Employee Protection Agreement, as summarized on Annex A hereto, exceed that to which Employee would otherwise be entitled upon termination of employment without providing a release of claims. 11. Non-Admission of Liability. The Parties agree that nothing contained in this Agreement is to be construed as an admission of liability, fault, or improper action on the part of either of the Parties. 12. Return of Company Property. Employee agrees to cooperate with the Company to return promptly following the execution of this Agreement, all property belonging to the Company, including, without limitation, all keys, access cards, office equipment, computers, cellular telephones, notebooks, documents, records, files, written materials, electronic information, credit cards bearing the Company’s name, and other Company property (originals or copies in whatever form) in Employee’s possession or under Employee’s control, with the exception of this Agreement, compensation and benefits-related documents concerning Employee, and any property that the Company determines is necessary for Employee to perform services during the Transition Period (which property will be promptly returned to the Company by Employee following the Termination Date). 13. Consultation With Legal Counsel. The Company hereby advises Employee to consult with an attorney prior to signing this Agreement. The Company will reimburse Employee for, or pay directly, Employee’s reasonable and documented legal fees and costs incurred in connection with the review, drafting and negotiation of this Agreement up to a maximum amount of $5,000. 14. Review and Revocation Periods. Employee acknowledges that Employee has been given at least twenty-one (21) to consider this Agreement from the date that it was first given to Employee. Employee agrees that changes in the terms of any version(s) of this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21)-day consideration period. Employee may accept the Agreement by executing this Agreement within the designated time period, but no sooner than the first day after the Termination Date. Employee shall have seven (7) days from the date that Employee executes the Agreement to revoke Employee’s acceptance of the Agreement by delivering written notice of revocation within the seven (7)-day period to the following Company contact:

6 Ventas, Inc. 353 North Clark Street Ste. 3300 Chicago, Illinois 60654 Attn: General Counsel If Employee does not revoke acceptance, this Agreement will become effective and irrevocable by Employee on the eighth day after Employee has executed it. 15. Disputes. The provisions of Sections 5 (Disputes) and 18 (Governing Law) of the Employee Protection Agreement relating to dispute resolution, forum and governing law are incorporated herein and shall exclusively govern and apply to this Agreement, mutatis mutandis. 16. Severability. Should any provision of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement, except that if the release of claims included in Section 3 of this Agreement or the Bring-Down Release is held to be invalid or otherwise unenforceable, or the noncompetition covenant set forth in the Employee Protection Agreement is held to be invalid in any material respect, then the Company shall be relieved of any obligation to provide the payments and benefits pursuant to the Employee Protection Agreement as summarized on Annex A hereto. 17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A signed counterpart delivered as a PDF by email or by facsimile shall be as valid and binding as the original. 18. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee, the Company, and the Company Releasees, and their respective representatives, predecessors, heirs, successors, and permitted assigns. This Agreement may not be assigned by Employee without the prior written authorization of the Company, and any unauthorized assignment by Employee shall be null and void ab initio. 19. Entire Agreement. This Agreement contains the complete understanding between the Parties as to the subject matter contained herein, and no other promises or agreements shall be binding unless signed by both an authorized representative of the Company and Employee. In signing this Agreement, the Parties are not relying on any fact, statement, or assumption not set forth in this Agreement. Notwithstanding the foregoing, Employee understands that any agreements signed by Employee to which the Company is a party, a successor, or an assign concerning non-disclosure of confidential information (including, without limitation, the Confidentiality Agreement executed by Employee at the time of his/her hiring), non-competition, non-solicitation, tuition reimbursement, loan repayment, deductions from final compensation, ownership of inventions or intellectual property, equity or stock plans, or the like, including the Employee Protection Agreement and the Award Agreements (the “Surviving Terms”), are not superseded by this Agreement. Rather, the Surviving Terms (as modified by this Agreement, to the extent applicable) are incorporated herein by reference and, to the extent the Surviving terms impose upon Employee additional and/or broader obligations than contained herein, such Surviving Terms will be controlling unless the Company expressly waives in writing its right to

7 enforce such Surviving Terms. 20. Code Section 409A Compliance. It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Code Section 409A”), or be exempt from the application of Code Section 409A. For purposes of Code Section 409A, the right to a series of installment payments hereunder shall be treated as a right to a series of separate payments. In no event may Employee, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding any provision in this Agreement to the contrary, any references to termination of employment or Termination Date shall mean and refer to “separation from service” and the date of such “separation from service” as that term is defined in Code Section 409A. 21. Specified Employee. Notwithstanding any other provision of this Agreement to the contrary, if Employee is considered a “specified employee” for purposes of Code Section 409A, any payment that constitutes “deferred compensation” within the meaning of Code Section 409A that is otherwise due to Employee as a result of such Employee’s “separation from service” under this Agreement during the six (6)-month period immediately following Employee’s “separation from service” shall be accumulated and paid to Employee on the first day of the seventh month following such “separation from service” (“Delayed Payment Date”), provided that if Employee dies prior to the payment of such amounts, such amounts shall be paid to the personal representative of Employee’s estate on the first to occur of the Delayed Payment Date or ten (10) days following the date of Employee’s death. 22. Representation and Warranty of Understanding. By signing below, Employee represents and warrants that Employee: (a) has carefully read and understands the terms of this Agreement; (b) is entering into the Agreement knowingly, voluntarily and of Employee’s own free will; (c) understands its terms and significance and intends to abide by its provisions without exception; (d) has not made any false statements or representations in connection with this Agreement; and (e) has not transferred or assigned to any person or entity not a party to this Agreement any claim or right released hereunder, and Employee agrees to indemnify the Company and hold it harmless against any claim (including claims for attorneys’ fees or costs actually incurred, regardless of whether litigation has commenced) based on or arising out of any alleged assignment or transfer of a claim by Employee. [Signature Page Follows.]

8 IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be signed as of the first date set forth above. VENTAS, INC. By: Title: Signed: John D. Cobb DocuSign Envelope ID: ED2B1211-673C-4AE4-95F0-D2EA65405D54

8 IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be signed as of the first date set forth above. VENTAS, INC. By: Carey S. Roberts Title: Executive Vice President, General Counsel Signed: John D. Cobb DocuSign Envelope ID: 2E9515DB-E94A-40C7-BF10-DE75298F13CF

A-1 ANNEX A Separation Payments and Benefits

Separation Term Sheet

January 21, 2023

John D. Cobb

Contingent on Entering Into Separation Agreement in Form Presented by 5:00 PM on Sunday January 22

Notification Date	1/18/2023
Cessation as Officer / Public Annoucement	1/23/2023
Transition Period	1/23/2023 - 2/15/2023
Termination Date	2/15/2023

Cash Severance per EPA[1] — **$ 2,302,506.50**
(base salary + annual incentive at max)

2022 Annual Incentive[1,2] — **$ 1,242,031.00**
(actual corporate goal attainment and target MBO attainment)

Benefits Continuation per EPA[1]

- Benefit coverage for medical, dental & vision
- Up to 12-months of benefit coverage through COBRA at the employee contribution rate
- Remaining 6-months of COBRA coverage at the full COBRA premium rate

Base Salary During Transition Period — **$ 50,465.90**

Equity Vesting and Related Cash Payments During Transition Period

Type	Award Date	Vest Date	Shares		
RSUs	1/25/21	1/25/23	8,696		
RSUs	1/4/22	2/1/23	6,819		
Supp. RSUs	1/25/21	1/25/23	16,306	*	
2020-22 PSUs	2/24/20	1/25/23	31,395		
Total Shares					**63,216**

Dividend Equivalents and Interest for 2020-2022 PSUs — **$ 188,611.00**

Accelerated Equity Vesting and Related Cash Payments per Award Agreements

Type	Award Date	Vest Date	Shares		
RSUs	2/24/20	2/24/23	6,478		
RSUs	1/25/21	1/25/24	8,696	*	
RSUs	1/4/22	2/1/24	6,819	*	
2021-23 PSUs[3]	1/25/21	2/28/23	28,299		
2022-24 PSUs[3]	1/4/22	2/28/23	18,717		
Total Shares					**69,009**

Dividend Equivalents and Interest for 2021-2023 PSUs — **$ 105,908.33**

Dividend Equivalents and Interest for 2022-2024 PSUs — **$ 34,566.04**

Other Items

Legal Fees: Reimbursement of reasonable legal fees associated with review of Separation Agreement.

Stock Options: Each outstanding and vested stock option will be exercisable until the expiration of such stock option's original term.[4]

Notes

1) Contingent on the execution of a general release of claims.

2) Reflects tentative / preliminary corporate goal attainment; subject to reporting of the Company's 2022 financial results.

3) Reflects goal attainment as of December 31, 2022.

4) See Statement of Current Equity Award Status for the details of the outstanding options.

* Indicates share vestings that would not occur but for continued employment through the Transition Period.

B-1 ANNEX B Summary of Employee’s Outstanding Equity Awards

VENTAS, INC.
STATEMENT OF CURRENT EQUITY AWARD STATUS

EXECUTIVE OFFICER: **John D. Cobb**
DATE PREPARED: **December 31, 2022**

Restricted Stock Units Vesting Summary		
Grant Date	**Unvested Units**	**Remaining Vesting Schedule**
February 24, 2020	6,478	6,478 on February 24, 2023
January 25, 2021	17,392	8,696 on January 25, 2023 8,696 on January 25, 2024
January 25, 2021	32,611	16,306 on January 25, 2023 16,305 on January 25, 2024
January 4, 2022	20,456	6,819 on February 1, 2023 6,819 on February 1, 2024 6,818 on February 1, 2025
TOTAL:	**76,937**	

Stock Option Summary					
Grant Date	**Exercisable Options**	**Unvested Options**	**Exercise Price**	**Remaining Vesting Schedule**	**Expiration Date**
March 8, 2013	28,724	-	$59.21	-	March 8, 2023
January 29, 2014	26,634	-	$51.85	-	January 29, 2024
January 21, 2015	78,753	-	$65.94	-	January 21, 2025
January 27, 2016	31,005	-	$53.79	-	January 27, 2026
May 4, 2016	31,005	-	$65.45	-	May 4, 2026
August 3, 2016	31,004	-	$73.71	-	August 3, 2026
November 2, 2016	31,004	-	$63.24	-	November 2, 2026
January 18, 2017	172,789	-	$62.22	-	January 18, 2027
TOTAL:	**430,918**	-			

The following are not included in totals above since these are performance-based awards and exact number of units are determined at the end of the respective performance measurement date. These are not an SEC reportable event until vesting determination occurs.

Performance-Based Restricted Stock Units Vesting Summary						
Grant Date		**Unvested Units**		**Vesting/Performance Measurement Date**		
February 24, 2020		29,153 (Target)		January 1, 2020 through December 31, 2022		
	Potential pRSUs					
Performance At:	**GOAL #1 Relative TSR vs. MSCI REIT Index** (11/30 of target award)	**GOAL #2 Relative TSR vs. NAREIT HC REIT Index** (11/30 of target award)	**GOAL #3 R&I Pipeline Openings** (5/30 of target award)	**GOAL #4 Gender Balance** (1/10 of target award)	**Total Potential pRSUs** (Sum of potential pRSUs at each applicable performance level, assuming equal attainment for each goal.)	
Maximum	19,241	19,241	8,746	5,248	52,476	
Target	10,689	10,689	4,859	2,916	29,153	
Threshold	3,563	3,563	1,620	971	9,717	
January 25, 2021		39,133 (Target)		January 1, 2021 through December 31, 2023		
	Potential pRSUs					
Performance At:	**GOAL #1 Relative TSR vs. MSCI REIT Index** (17.5/60 of target award)	**GOAL #2 Relative TSR vs. NAREIT HC REIT Index** (17.5/60 of target award)	**GOAL #3 Net Debt to Adjusted Pro Forma EBITDA Ratio** (10/60 of target award)	**GOAL #4 Measurable Improvement in Key DE&I Metrics** (10/60 of target award)	**GOAL #5 R&I Openings** (5/60 of target award)	**Total Potential pRSUs** (Sum of potential pRSUs at each applicable performance level, assuming equal attainment for each goal.)
Maximum	20,545	20,545	11,740	11,740	5,870	70,440
Target	11,414	11,414	6,522	6,522	3,261	39,133
Threshold	3,805	3,805	2,174	2,174	1,086	13,044
January 4, 2022		30,684 (Target)		January 1, 2022 through December 31, 2024		
	Potential pRSUs					
Performance At:	**GOAL #1 Relative TSR vs. MSCI REIT Index** (15/60 of target award)	**GOAL #2 Relative TSR vs. NAREIT HC REIT Index** (23/60 of target award)	**GOAL #3 Net Debt to Adjusted Pro Forma EBITDA Ratio** (12/60 of target award)	**GOAL #4 Key DE&I Metrics** (10/60 of target award)	**Total Potential pRSUs** (Sum of potential pRSUs at each applicable performance level, assuming equal attainment for each goal.)	
Maximum	13,808	21,172	11,046	9,205	55,231	
Target	7,671	11,762	6,137	5,114	30,684	
Threshold	2,557	3,921	2,046	1,704	10,228

C-1 ANNEX C Bring-Down Release This Bring-Down Release (the “Release”) is entered into as of [DATE] by John D. Cobb (hereinafter the "Employee") in connection with his separation from employment with Ventas, Inc. (“VTR” or the “Company”), a Delaware Corporation with an office and place of business at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654, and in accordance with the terms of the Separation and Transition Agreement between Employee and VTR dated as of January 21, 2023 (the “Separation Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Separation Agreement. 1. Condition to Receipt of Separation Benefits. Employee acknowledges that, as an express condition to Employee’s right to receive the benefits enumerated in Section 2 of the Separation Agreement, Employee is required to ratify and confirm the release and waiver set forth in the Separation Agreement effective as of the Termination Date. Accordingly, by signing this Release, Employee is expressly ratifying and confirm such release and waiver, as set forth at length below, effective as of the Termination Date. 2. Waiver and Release. For valuable consideration from the Company, receipt of which is hereby acknowledged, Employee waives, releases, and forever discharges the Company and its current and former parents, subsidiaries, affiliates, divisions, shareholders, owners, members, officers, directors, attorneys, agents, employees, insurers, successors, and assigns, and the Company’s parents’, subsidiaries’, and affiliates’ divisions, shareholders, owners, members, officers, directors, attorneys, agents, employees, insurers, successors, and assigns (collectively referred to as the “Company Releasees”) from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, that arise on or before the date that Employee executes this Release, which Employee has or may have against the Company and/or the Company Releasees, including, without limitation, any rights, causes of action, claims, or demands relating to or arising out of the following: (a) anti-discrimination, anti-harassment, and anti-retaliation laws, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and Executive Order 11141, which prohibit employment discrimination based on age; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. §1981), the Equal Pay Act, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex (including sexual harassment or sexual abuse); the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; the Americans With Disabilities Act and §§503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting employment or wage discrimination; (b) other employment laws, such as the Worker Adjustment and Retraining Notification Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act, which requires

C-2 employers to provide leaves of absence under certain circumstances; state laws which regulate wage and hour matters, including all forms of compensation, vacation pay, sick pay, compensatory time, overtime, commissions, bonuses, and meal and break periods; state family, medical, and military leave laws, which require employers to provide leaves of absence under certain circumstances; the Sarbanes Oxley Act; and any other federal, state, or local laws relating to employment which—to the extent Employee performed work for the Company in West Virginia—would include, without limitation, the West Virginia Human Rights Act, the California Fair Employment and Housing Act which prohibits unlawful discrimination, harassment and retaliation in employment and housing and—to the extent Employee performed work for the Company in New Jersey— would include, without limitation, the New Jersey Conscientious Employee Protection Act; (c) tort, contract, and quasi-contract claims, such as claims for wrongful discharge, physical or personal injury, sexual harassment or sexual abuse, intentional or negligent infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, unjust enrichment, promissory estoppel, breach of covenants of good faith and fair dealing, negligent hiring, negligent supervision, negligent retention, and similar or related claims; and (d) all remedies of any type, including, without limitation, damages and injunctive relief, in any action that may be brought on Employee’s behalf against the Company and/or the Company Releasees by any government agency or other entity or person. Employee understands that Employee is releasing claims about which Employee may not know anything at the time Employee executes this Release. Employee acknowledges that it is Employee’s intent to release such unknown claims, even though Employee recognizes that someday Employee might learn new facts relating to Employee’s employment or learn that some or all of the facts Employee currently believes to be true are untrue, and even though Employee might then regret having signed this Release. Nevertheless, Employee acknowledges Employee’s awareness of that risk and agrees that this Release shall remain effective in all respects in any such case. Employee expressly waives all rights Employee might have under any laws intended to protect Employee from waiving unknown claims. 3. Excluded Claims. Notwithstanding anything to the contrary in this Release, the waiver and release contained in this Release shall exclude awards to Employee from or by a government agency for providing information, as well as (a) any rights to payments and benefits under the Separation Agreement; (b) any right to payment of any vested benefits to which Employee may be entitled under a Company sponsored tax qualified retirement or savings plan and any rights to vested stock options previously granted by the Company; (c) any rights or claims that may arise after the date on which Employee executes this Release; (d) any rights or claims to indemnification, and/or defense under any of the Company’s certificates of incorporation, bylaws and/or policies or procedures, or under

C-3 any insurance contract, in connection with Employee’s acts and omissions within the course and scope of Employee’s employment with the Company; or (e) any rights or claims that cannot be released under applicable law, such as unemployment insurance claims and worker’s compensation claims (excluding claims under any worker’s compensation law for discriminatory/retaliatory termination, which are included in the release). 4. Employee is encouraged to consult with an attorney before signing this Release and acknowledges that he has been given twenty-one (21) days to review and consider this Release. By executing this Release, Employee affirmatively states that he has had sufficient and reasonable time to review this Release and to consult with an attorney concerning his legal rights prior to the final execution of this Release. Employee further agrees that he has carefully read this Release and fully understands its terms. Employee acknowledges that he has entered into this Release, knowingly, freely and voluntarily. 5. Employee may revoke this Release within seven (7) days of the date of Employee's signature. Revocation can be made by delivering a written notice of revocation to Carey Roberts, Executive Vice President, General Counsel, and Ethics & Compliance Officer. For this revocation to be effective, Ms. Roberts must receive written notice no later than close of business on the seventh (7th) day after Employee signs and returns this Release. If Employee revokes this Release, it shall not be effective or enforceable and Employee will not receive any separation benefits described in the Separation Agreement and agrees to immediately repay to the Company the value of any benefits provided prior to revocation. 6. Provided Employee does not timely exercise his right of revocation as described in paragraph 7 above, this Release shall become effective and enforceable on the eighth (8th) day following Employee’s delivery of a copy of this executed Release to the Company. Employee states that he has read this Release, fully understands its content and effect, and without duress or coercion, knowingly and voluntarily assents to its terms. [Signature Page Follows.]

C-4 IN WITNESS WHEREOF, Employee has executed this Bring-Down Release as of the date set forth below. ________________________________ John D. Cobb _______________________________ Date

D-1 Annex D Restrictive Covenants All capitalized terms used and not otherwise defined in this Annex D shall have the meaning given to such terms in the Employee Protection Agreement. As used in this Annex D, “Agreement” shall mean the Employee Protection Agreement. 3. Restrictive Covenants. (a) Confidentiality. (i) Executive shall not, unless written permission is granted by the Company, disclose to or communicate in any manner with the press or any other media about Executive's employment with the Company, the terms of this Employee Agreement, the termination of Executive's employment with the Company, the Company's businesses or affairs, the Company's officers, directors, employees and/or consultants, or any matter related to any of the foregoing. (ii) Executive acknowledges that it is the policy of the Company and its Subsidiaries to maintain as secret and confidential all information and techniques acquired, developed, possessed or used by the Company and its Subsidiaries relating to their business, operations, actual or potential products, strategies, assets, liabilities, potential assets and liabilities, employees, customers, tenants, operators, borrowers, managers, proposed or prospective customers, tenants, operators, borrowers and managers, business partners, communities, buildings and facilities (including without limitation: information protected by the Company's attorney/client, work product, or tax advisor/audit privileges; tax matters and information; financial analysis and models; the Company's strategic plans; negotiations with third parties; methods, policies, processes, formulas, techniques, know-how and other knowledge; trade practices, trade secrets, or financial matters; lists of customers or customers' purchases; lists of suppliers, representatives, or other distributors; lists of and information (business, financial or otherwise) about tenants, operators, borrowers, managers and customers and their respective businesses and operations; requirements for systems, programs, machines, or their equipment; information regarding the Company's bank accounts, credit agreement or financial projections, results or information; information regarding the Company's directors or officers or their personal affairs), whether or not any such information or any of the material described above is explicitly designated or marked as "confidential" ("Confidential Information"). "Confidential Information" shall not include information that (A) is or becomes generally available to the public other than as a result of a disclosure by Executive in violation of this Agreement, (B) was available to Executive on a non- confidential basis prior to Executive's employment with the Company, or (C) is compelled to be disclosed by any law, regulation or order of a court or governmental agency, provided that prior written notice is given to the Company and Executive cooperates with the Company in any efforts by the Company to limit the scope of such obligation and/or to obtain confidential treatment of any material disclosed pursuant to such obligation. Executive recognizes that all such Confidential

D-2 Information is the sole and exclusive property of the Company and its Subsidiaries, and that disclosure of Confidential Information would cause damage to the Company and its Subsidiaries. Executive shall not disclose, directly or indirectly, any Confidential Information obtained during Executive's employment with the Company, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity inside or outside the Company, and will not use the Confidential Information or permit its use for the benefit of Executive or other third party other than the Company. These obligations shall continue for so long as the Confidential Information remains Confidential Information. (b) Noncompetition, Nonsolicitation, Noninterference. Executive shall not during Executive's employment with the Company and during (A) with respect to Sections 3(b)(i) and 3(b)(ii), the 18-month period after the termination of Executive's employment with the Company for any reason, and (B) with respect to Sections 3(b)(iii) and 3(b)(iv), the one (1)-year period after the termination of Executive's employment with the Company for any reason (clause (A) and (B) together, the “Restricted Period”), either directly or indirectly (through another business or person), engage in or facilitate any of the following activities anywhere in the United States: (i) Hiring, recruiting, engaging as a consultant or adviser, employing or attempting or soliciting to hire, recruit or employ any person employed by the Company or any Subsidiary or affiliate, or causing or attempting to cause any third party to do any of the foregoing; nothing in this Section 3(b)(i) shall, however, restrict Executive from general employment advertising on a broad basis not targeted at or designed for any such employee; (ii) Causing or attempting to cause any person employed at any time during the Restricted Period by the Company or any Subsidiary or affiliate to terminate his or her relationship with the Company or any Subsidiary or affiliate; (iii) Soliciting, enticing away, or endeavoring to entice away, or otherwise interfering with any employee, customer, tenant, operator, manager or proposed employee, customer, tenant, operator or manager with whom the Company or any Subsidiary or affiliate has ongoing contact, financial partner or proposed financial partner with whom the Company or any Subsidiary or affiliate has ongoing contact, vendor, supplier or other similar business relation, who at any time during the Restricted Period or who at any time during the period commencing one (1) year prior to the Date of Termination, to Executive's knowledge, maintained a material business relationship with the Company or any Subsidiary or affiliate or with whom the Company or any Subsidiary or affiliate is targeting for a material business relationship or is engaged in discussions with to commence a material business relationship at the time of termination of Executive's employment with the Company; or (iv) Performing services as an employee, director, officer, consultant, independent contractor or advisor; or investing in, whether in the form of equity or debt, owning any interest or otherwise having an ownership or other interest or a connection to

D-3 any Prohibited Entity (as defined below); or performing services as an employee, director, officer, consultant, independent contractor or advisor to any other company, entity or person if those services relate directly to a business or businesses that directly and materially compete with the Company anywhere in the United States. Nothing in this Section 3(b)(iv) shall, however, restrict Executive from (A) making an investment in and owning up to two percent (2%) of the common stock of any company whose stock is listed on a national exchange, provided that such investment does not give Executive the right or ability to control or influence the policy decisions of any direct competitor, or (B) except as provided in Section 3(c) below, performing services as an employee, director, officer, consultant, independent contractor or advisor of an operating company that provides healthcare goods or services other than leasing or financing of real property (for example, a hospital or a nursing facility). For purposes of this Agreement, a "Prohibited Entity" is any company, entity or person that derives more than twenty percent (20%) of its consolidated gross revenues from a business or businesses that directly and materially compete with the Company. (c) Other Prohibited Activities. Executive acknowledges that Executive's position at the Company provides Executive with access to highly sensitive information concerning the Company's lessees, managers, borrowers and operators and their affiliates and leases, operating agreements, management agreements and other contractual agreements with such lessees, managers, borrowers and operators and their affiliates which are critical to the Company's ability to effectively function and to the properties to be purchased by the Company, and that if Executive were to provide services for such lessees, managers, borrowers and operators and/or their affiliates such services would cause irreparable damages to the Company. Executive shall not during Executive's employment and the Restricted Period, either directly or indirectly (through another business or person), engage in or facilitate any of the following activities anywhere in the United States or in any location outside the United States where the Company conducts or plans to conduct business: performing services as an employee, director, officer, consultant, independent contractor or advisor of, or investing in, whether in the form of equity or debt, owning any interest or otherwise having an ownership or other interest in by of the Company's then current lessees, managers, borrowers or operators or any of their respective parent, sister, subsidiary or affiliated entities (other than any such lessee, manager, borrower or operator that, together with its parent, sister, subsidiary and affiliated entities, contributes less than five percent (5%) of the Company's net operating income (NOI), computed on a proforma annualized basis consistent with the Company's most recent supplemental disclosure, and is not in default under any of its agreements with the Company nor has an ongoing dispute with the Company) in any manner, including without limitation as an owner, principal, partner, officer, director, stockholder, employee, consultant, contractor, agent, broker, representative or otherwise. Nothing in this Section 3(c) shall, however, restrict Executive from making an investment in and owning, directly or indirectly, up to two percent (2%) of the common stock of any company whose stock is listed on a national exchange, provided that such investment does not give Executive the right or ability to control or influence the policy decisions of any lessee, manager, borrower or operator or any of its parent, sister, subsidiary or affiliated entities.

D-4 (d) Non-Disparagement. (i) Executive agrees not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (A) accuses or implies that the Company and/or any of its affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns, engaged in any wrongful, unlawful, unethical or improper conduct, whether relating to Executive's employment (or termination thereof), the business or operations of the Company, or otherwise; or (B) disparages, impugns or in any way reflects adversely upon the business, good will, products, business opportunities, competency, character, behavior or reputation of the Company and/or any of its affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns. (ii) Nothing herein shall be deemed to preclude Executive or the Company from providing truthful testimony or information pursuant to subpoena, court or other similar legal process or proceedings. (e) New Employer. Executive shall provide the terms and conditions of this Section 3 to any prospective new employer or new employer and shall permit the Company to contact any such company, entity or individual to confirm Executive’s compliance with this Section 3 and shall provide the Company with such information as it requests to allow such inquiry. (f) Reasonableness of Restricted Covenants. (i) Executive acknowledges that the covenants contained in this Section 3 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company's legitimate interests in its Confidential Information, its reputation, and in its relationships with its employees, customers, and suppliers. (ii) The Company has consulted, and Executive has had an opportunity to consult, with their respective legal counsel and to be advised concerning the reasonableness and propriety of such covenants. Executive acknowledges that Executive's observance of the covenants contained herein will not deprive Executive of the ability to earn a livelihood or to support Executive's dependents. (iii) If any provision or portion of Section 3 of this Agreement is held to be unenforceable because of the scope, duration, territory or terms thereof, Executive agrees that the court making such determination shall have the power to and shall reduce the scope, duration, territory and/or terms of such provision, so that the provision is enforceable by the court to afford the maximum protection to the Company under the law, and such provision as amended shall be enforced by the court. (g) Right to Injunction. In recognition of the confidential nature of the Confidential Information,

D-5 and in recognition of the necessity of the limited restrictions imposed by Section 3, Executive and the Company agree that it would be impossible to measure solely in money the damages which the Company would suffer if Executive were to breach any of Executive's obligations hereunder. Executive acknowledges that any breach of any provision of this Agreement would irreparably injure the Company. Accordingly, Executive agrees that if Executive breaches any of the provisions of Section 3, the Company shall be entitled, in addition to any other remedies to which the Company may be entitled under this Agreement or otherwise, to an injunction to be issued without bond by a court of competent jurisdiction, to restrain any breach, or threatened breach, of any provision of Section 3, and Executive hereby waives any right to assert any claim or defense that the Company has an adequate remedy at law for any such breach or to require the Company to post bond or other security during the pendency of such injunction. (h) During the one (1) year period following a termination of Executive's employment with the Company, Executive shall from time to time provide the Company with such reasonable assistance and cooperation as the Company may reasonably from time to time request in connection with any financial and business issues, investigation, claim, dispute, judicial, legislative, administrative or arbitral proceeding, or litigation (any of the foregoing, a "Proceeding") arising out of matters (within the knowledge of Executive and related to Executive's position as an employee of the Company. Such assistance and cooperation shall include providing information, declarations or statements to the Company, signing documents, meeting with attorneys or other representatives of the Company, and preparing for and giving truthful testimony in connection with any Proceeding or related deposition. Executive shall agree to also make himself available to assist the Company with transition of Executive's duties to his successor and addressing ongoing issues and problems. In any such instance, Executive shall provide such assistance and cooperation at times and in places mutually convenient for the Company and Executive and which do not unreasonably interfere with Executive's business or personal activities. The Company shall reimburse Executive's reasonable out-of-pocket costs and expenses in connection with such assistance and cooperation upon Executive's written request in such form and containing such information as the Company shall reasonably request.